EXHIBIT 10.3

                        Supplementary Retention Agreement

This Supplementary Retention Agreement ("Agreement") is made and entered into as of July 9, 1997 by and among GSB Financial Corporation, a corporation organized and existing under the laws of the State of Delaware and having its executive offices at One South Church Street, Goshen, New York 10924 (the "Company"); and Stephen W. Dederick, an individual residing at 946 Oregon Trail, Pine Bush, New York 12566 ("Officer").

         Whereas, by Retention Agreement dated as of July 9, 1997, Goshen Savings Bank, a savings bank organized and operating under the federal laws of the United States and having its executive offices at One South Church Street, Goshen, New York 10924 (the "Bank") agreed with Officer to provide Officer with certain assurances regarding continued employment in the event of a change in control of the Bank or of the Company; and

         Whereas, the Company will become, upon the conversion of the Bank from the mutual to the stock form of ownership, the holding company of the Bank owning all the issued and outstanding shares of stock of the Bank; and

         Whereas, the Board of Directors of the Company has determined that it would be in the best interests of the Company to guaranty the assurances given by the Bank to Officer in order to secure for the Bank and itself the continued availability of Officer's services;

         Now, Therefore, in consideration of the promises set forth in said Retention Agreement, the Company and Officer hereby agree as follows:

Section 1. The Guaranty

         The Company hereby guarantees each and every obligation of the Bank to Officer pursuant to said Retention Agreement. Such guaranty shall be effective as, when and if the Bank fails to make any payment due under the Retention Agreement.

Section 2. Successors and Assigns.

         This Agreement will inure to the benefit of and be binding upon Officer, his or her legal representatives and testate or intestate distributees, and the Company its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

Section 3. Notices.

         Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

         If to Officer:

         Stephen W. Dederick
         946 Oregon Trail
         Pine Bush, New York 12566

         If to the Company:

         GSB Financial Corporation
         One South Church Street
         Goshen, New York  10924
         Attention: President

Section 4. Enforcement Costs and Attorneys' Fees.

         The Company shall pay to or on behalf of the Officer all reasonable costs, including legal fees, incurred by him in connection with or arising out of the Officer's consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which the Officer may be involved, as a result of the Officer's efforts, in good faith, to defend or enforce the terms of this Agreement, provided that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement; provided, further, that this section 4 shall not obligate the Company to pay costs and legal fees on behalf of the Officer under this Agreement in excess of reasonable attorneys fees. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of the Officer's entitlement to payments under this section, and any such payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 5. Severability.

         A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforce ability of any other provision hereof.

Section 6. Waiver.

         Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 7. Counterparts.

         This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 8. Governing Law.

         This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States, and in the absence of controlling federal law, the laws of the State of New York, without reference to conflicts of law principles.

Section 9. Headings and Construction.

         The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 10. Entire Agreement; Modifications.

         This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 11. No Effect on Employment at Will Relationship.

         The Company and Officer acknowledge and confirm that nothing contained in this agreement or in the Retention Agreement between Officer and the Bank shall change the employment relationship between the Bank and Officer to anything other than employment at will, except for the express assurances, protections and other provisions contained in the Retention Agreement and this Agreement, which provisions shall be deemed to supersede the employment at will relationship.

Dated: July 9, 1997

                                      /s/ Stephen W. Dederick
                                      -----------------------------------
                                      Stephen W. Dederick, Officer


                                      GSB Financial Corporation


                                      By: /s/ Clifford E. Kelsey, Jr.
                                          ---------------------------------
                                          Clifford E. Kelsey, Jr., President